Exhibit 99.1

[LETTERHEAD OF K2 INC.]

NEWS RELEASE

Contacts:	Dudley W. Mendenhall
K2 Inc. Sr. Vice President—Finance 760.494.1000

James Palczynski/Chad A. Jacobs Integrated Corporate Relations Investor Relations 203.222.9013

K2 INC. REPORTS STRONG 2003 SECOND QUARTER RESULTS

•	Second quarter sales increased 27.0% to $199.7 million, and operating income increased 23.2% to $10.1 million

•	Six month sales increased 17.1% to $356.8 million, and operating income increased 13.2% to $18.9 million

Carlsbad, California – July 22, 2003 – K2 Inc. (NYSE: KTO) today reported that net sales for the second quarter ended June 30, 2003 increased 27.0% to $199.7 million from $157.2 million in the 2002 second quarter, and operating income rose 23.2% to $10.1 million from $8.2 million in the comparable prior-year period. Sales for the six months ended June 30, 2003 increased 17.1% to $356.8 million from $304.7 million, and operating income rose 13.2% to $18.9 million from $16.7 million in the comparable prior-year period.

In the second quarter of 2003, net income was $5.8 million and earnings per diluted share was $0.19, including $0.03 per diluted share relating to a gain on the sale of utility and light pole assets, as compared to $3.8 million, or $0.21 per diluted share, in the 2002 second quarter. Diluted shares for the second quarter 2003 of 30.7 million shares versus 18.0 million shares in the same quarter 2002 is due to 8.8 million shares issued in the acquisition of Rawlings Sporting Goods, Inc. on March 26, 2003 and 3.4 million weighted average shares relating to K2’s issuance of $100 million of convertible debt in the first and second quarters of 2003 that management believes will not be dilutive in future quarters in 2003. Net income for the six months ended June 30, 2003 was $5.9 million, or $0.26 per diluted share, including a first quarter charge of $0.19 per diluted share for the early extinguishment of debt, as compared to $7.7 million, or $0.43 per diluted share, in the 2002 comparable six-month period. The impact on earnings per share caused by the acquisition of Rawlings, the charge associated with the early extinguishment of debt, the gain on the sale of utility and light pole assets, and the issuance of convertible debt is more fully explained in the “Pro Forma Results” section below.

“Our second quarter results reflect a continuation of K2’s first quarter trends of steady growth in sales and increases in operating income,” said Richard J. Heckmann, chairman and chief executive officer. “Consistent with trends in the first quarter, our gross margin in the second quarter improved to 30.2% from 28.8% in the 2002 second quarter, as we continue to transition production to our own China facilities from third party suppliers. Further, we continued to strengthen our balance sheet and position K2 for additional growth through the sale of utility and light pole assets, which is our last non-strategic industrial asset sale, and through the issuance of $75 million of 7 year, 5% senior convertible notes. Total debt is

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basically flat at $122 million as compared to last year’s amount despite the inclusion of Rawlings’ debt. As of June 30, 2003, we had $41 million in cash, a $205 million bank facility that currently has no borrowings, and a 28% debt to capital ratio.”

Pro Forma Results

Net income and earnings per diluted share for the second quarter and six months ended June 30, 2003 were impacted by the previously announced acquisition of Rawlings Sporting Goods on March 26, 2003 and the first quarter 2003 after-tax charge of $4.4 million, or $0.19 per diluted share, relating to the early extinguishment of debt. In the second quarter of 2003, net income was $5.8 million and earnings per diluted share was $0.19, including $0.03 per diluted share, for the gain on the sale of utility and light pole assets, versus pro forma net income of $3.5 million and pro forma earnings per diluted share of $0.11 for the second quarter of 2002. Pro forma net income for the first six months of 2003 was $14.9 million and pro forma earnings per diluted share was $0.48, including the results of Rawlings on a pro forma basis for the first quarter ($0.15 per diluted share), excluding the early extinguishment of debt charges ($0.14 per diluted share), and including the gain on the sale of utility and light pole assets ($0.03 per diluted share). Pro forma net income and pro forma earnings per diluted share for the comparable six-month period in 2002 was $13.4 million and $0.44, respectively. The pro forma net income, pro forma earnings per diluted share and pro forma number of fully diluted shares were based on a number of shares outstanding as if the Rawlings acquisition had occurred on January 1, 2003 and 2002 for the applicable periods, and after giving effect to the issuance of $100 million of convertible notes in two separate transactions in the first six months of 2003.

Division Review

The K2 recreational group, which includes skis, snowboards, in-line skates and bikes, generated sales of $49.3 million in the second quarter which was up 12.8% from the 2002 second quarter, and was fueled by sales of in-line skates of $28.3 million, up 15.3% from the previous year’s comparable period. Sales for the six-month period were $98.2 million, up 8.9% from the previous year. Margins for the 2003 second quarter and six months continued to improve as compared to the prior year periods due to fewer close-out sales.

Shakespeare had worldwide fishing tackle sales of $43.3 million for the second quarter, down 3.3% from the 2002 period, due principally to poor weather. Sales for the six months ended June 30, 2003 were $85.1 million, down 2.2% from the 2002 period, again due to weather conditions partially offset by strong sell-through in Plfueger reels, and kits and combos. Margins were steady in this division.

Rawlings generated sales of $36.2 million in the second quarter, and $97.2 million for the six months ended June 30, 2003. Comparisons to the 2002 period are not provided since Rawlings previously reported earnings on a February and May quarter-end basis. Margins improved at Rawlings in the second quarter as compared to the prior years’ quarter due to the positive impact of higher levels of manufacturing in our facilities in Costa Rica of products previously manufactured in the U.S.

Stearns’ sales for the second quarter were $29.5 million, up 4.7% from 2002, with strong sell-through in rain gear, and the Mad Dog hunting accessories line. Sales for the six month period ended June 30, 2003 were $55.6 million, up 10.3% from the comparable year period, and margins benefited from lower product costs as the result of higher levels of manufacturing in K2’s plant in China.

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Shakespeare monofilament sales for the second quarter were $21.8 million, up 13.7% over the 2002 second quarter, and for the six month period were $40.8 million, up 12.8% for the comparable period in 2002. Sales of monofilament products benefited from the unusually wet weather in many parts of the country which generated higher levels of sales for weed trimmer applications. Margins in this division remained steady.

Sale of Utility and Light Pole Assets

On May 27, 2003, K2 sold its utility and light pole assets for $19 million in cash. The estimated gain on the sale of these assets was $1.5 million and is reflected in other income for the quarter and six months ended June 30, 2003.

Issuance of Convertible Senior Notes

On June 10, 2003, K2 privately placed $75 million principal amount of 5% convertible senior unsecured notes due June 2010. The senior, unsecured notes are convertible into approximately 5.7 million shares of K2 common stock at a conversion price of $13.14 per share. K2 has used the net proceeds of the debt placement to repay debt under its $205 million revolving credit facility, which increased the company’s borrowing availability under this credit facility, and used the excess for general corporate purposes.

Balance Sheet Review

K2’s balance sheet continued to strengthen, supporting the company’s growth objectives. At June 30, 2003, cash and receivables totaled $202.5 million (including $32.2 million of Rawlings’ receivables) as compared to $158.5 million at June 30, 2002. Inventories increased to $177.2 million (including $38.6 million of Rawlings’ inventories) from $144.6 million in the prior-year period. Compared with the 2002 first quarter, the company’s debt, including the $75 million of senior notes discussed above, increased only slightly to $122.3 million (which included the repayment of $64 million of Rawlings’ seasonal working capital and other term debt in the 2003 first quarter) from $121.1 million. As a result of the acquisition of Rawlings in the first quarter, the company increased its number of shares of common stock outstanding by 8.8 million shares to 26.8 million shares outstanding at June 30, 2003 as compared to 18.0 million shares outstanding at June 30, 2002.

Agreement to Acquire V2 Optics

K2 has reached agreement to acquire V2 Optics, a designer, manufacturer and distributor of high-performance sunglasses and technologically advanced snow goggles. V2 is also the first company to develop a snow goggle specifically for women. V2’s principal strength is its ability to develop eyewear that combines unique styling with patented technology providing superior optical performance and comfort. Terms of the transaction have not been disclosed, and the acquisition is not expected to have any material effect on sales or earnings in 2003.

Investor Conference Call

K2’s regular quarterly earnings conference call is scheduled to begin at 8:00 a.m. Pacific Daylight Time (USA), on Tuesday, July 22, 2003. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.k2inc.net and www.companyboardroom.com. For those who are not available for the live broadcast, the call will be archived through 5:00 p.m. Pacific Daylight Time, Tuesday, August 4, 2003 on www.k2inc.net and www.companyboardroom.com.

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About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a primary focus on sporting goods and other recreational products as well as certain niche industrial products. K2’s portfolio of leading brands includes Rawlings, Shakespeare, Pflueger, Stearns, K2, Ride, Olin and Morrow. K2’s diversified mix of products is used primarily in team and individual sports activities such as baseball, fishing, watersports activities, alpine skiing, snowboarding, in-line skating and mountain biking. Among K2’s other recreational products are Dana Design backpacks, Planet Earth apparel, Adio and Hawk skateboard shoes, Rawlings team sports apparel and Hilton corporate casuals. K2 also manufacturers and markets Shakespeare extruded monofilaments and marine antennas.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of its recent merger with Rawlings Sporting Goods Company, Inc., weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. The company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and the company does not undertake to update any forward-looking statement.

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K2 INC.

SUMMARY OF OPERATIONS

(unaudited)

(thousands except for per share figures)

	SECOND QUARTER ended June 30		SIX MONTHS ended June 30
	2003	2002	2003	2002
Net sales	$199,671	$157,213	$356,791	$304,676
Cost of products sold	139,454	111,945	249,430	217,289

Gross profit	60,217	45,268	107,361	87,387
Selling expenses	30,444	21,355	53,614	41,829
General and administrative expenses	19,679	15,688	34,899	28,853

Operating income	10,094	8,225	18,848	16,705
Interest expense (a)	2,814	2,310	11,353	4,867
Other (income) expense, net (b)	(1,604)	4	(1,600)	13

Income before provision for income taxes	8,884	5,911	9,095	11,825
Provision for income taxes	3,110	2,069	3,184	4,139

Net income	$5,774	$3,842	$5,911	$7,686

Basic earnings per share:
Net income	0.22	0.21	0.27	0.43

Diluted earnings per share:
Net income	$0.19	$0.21	$0.26	$0.43

Shares:
Basic	26,815	17,941	21,945	17,940
Diluted	30,716	17,959	23,025	17,954

(a)	The six-month period ended June 30, 2003 includes $4.7 million of a make-whole premium and $2.0 million for the write – off of capitalized debt costs.

(b)	The quarter and six-month periods ended June 30, 2003 include a $1.5 million gain related to the sale of the utility and light pole assets during the 2003 second quarter.

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K2 INC.

SELECTED BALANCE SHEET INFORMATION

(unaudited)

(in thousands)

	As of June 30
	2003		2002
Cash	$40,876	(a)	$13,723
Accounts receivable, net	161,634	(b)	144,788
Inventories, net	177,226	(b)	144,572
Total current assets	418,614	(b)	325,943
Accounts payable	62,639	(b)	34,861
Total debt	122,291	(c)	121,108
Shareholders’ equity	319,731	(d)	228,319

(a)	Increase from June 30, 2002 is attributable to the proceeds from the issuance of $75 million in convertible senior notes on June 10, 2003, which was not used to pay down debt.
(b)	Increase from June 30, 2002 is attributable to the acquisition of Rawlings Sporting Goods Company, Inc. (“Rawlings”) on March 26, 2003. At June 30, 2003 Rawlings had $32.2 million of net accounts receivable, $38.6 million of net inventories, $72.4 million of current assets and $9.3 million of accounts payable.
(c)	Includes Rawlings’ seasonal debt repaid at the time of the acquisition on March 26, 2003 from the Company’s $205 million bank facility.
(d)	Increase from June 30, 2002 is primarily attributable to the acquisition of Rawlings on March 26, 2003, resulting in the issuance of an additional 8.8 million shares of common stock of K2.